Exhibit 99.1

Contact:
Name:  Phil Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                               January 22, 2004

NSTAR Reports Earnings for the Fourth Quarter and Year 2003

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $0.69 and $0.68 per basic and diluted share, respectively, for the fourth quarter of 2003 compared to $0.92 for the same period in 2002.  Earnings for 2002 included a net tax benefit of $0.19 per share related to the company’s investment in RCN Corporation (NASDAQ: RCNC).

The company also reported earnings of $3.42 and $3.40 per basic and diluted common share, respectively, for the year ended December 31, 2003 compared to $3.05 and $3.03 per basic and diluted shares, respectively, for the same period in 2002.  Results for 2002 include a net impairment charge of $0.33 per share associated with the company’s investment in RCN.

Chairman, President and Chief Executive Thomas J. May said, “Two years ago, we set out on a simple but important mission: to serve our customers well.  With the close of 2003, I am pleased to report that we have maintained our commitment to that mission.” May added, “We set the bar high in 2002 with an outstanding performance in the areas of reliability, restoration, meeting service commitments and response to customer calls.  Due to the effort and dedication of NSTAR’s employees, we were able to improve upon this performance in 2003, and look forward to the challenges that 2004 will bring.”

The primary factors that had a negative impact on earnings for the quarter were the 6% decrease in gas sales that reflects milder weather conditions, and lower earnings from non-utility operations.  Heating degree days declined by 11% in the current quarter compared to the same period last year.  Factors that had a positive impact on the quarter’s earnings include a decrease in operations and maintenance expense and lower interest costs.

Management offers the following guidance for the year 2004:
a)	Diluted earnings per share are expected to be in the $3.45 - $3.55 range.
b)	Unit sales of electricity are expected to grow at a rate of 1% to 2%.
c)	Gas sales are expected to be flat to 2% lower than 2003.

Recent Events

On January 14, 2004, NSTAR subsidiary Boston Edison Company gave notice to its Trustee that the entire $181 million aggregate principle amount of its 7.80% Debentures due March 15, 2023 will be called for redemption on March 16, 2004 at a price of 103.36% of the principle amount thereof plus accrued interest.

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Comparative results for the fourth quarter and year-end periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended December 31:

	2003(b)	2002(c)	% Change
Operating revenues	$682,738	$649,791	5.1%
Net income	$36,910	$49,466	(25.4)%
Preferred dividends	$490	$490	-
Earnings per share:
Basic	$0.69	$0.92	(25.0)%
Diluted	$0.68	$0.92	(26.1)%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,454	53,310	0.3%
Dividends declared per common share	$0.555	$0.54	2.8%

Year Ended December 31:
	2003(b)	2002(d)	% Change
Operating revenues	$2,911,994	$2,691,573	8.2%
Net income	$183,534	$163,667	12.1%
Preferred dividends	$1,960	$1,960	-
Earnings per share:
Basic	$3.42	$3.05	12.1%
Diluted	$3.40	$3.03	12.2%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,399	53,297	0.2%
Dividends declared per common share	$2.175	$2.13	2.1%

(a)  More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 22, 2004.

(b)  Results for the fourth quarter and year 2003 include a non-cash after-tax charge of $4.5 million, or $0.08 per basic share, related to NSTAR’s abandonment of its investment in RCN Corporation (RCN) that was offset by the recognition of related tax benefits.

(c)  Results for the fourth quarter of 2002 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, related to NSTAR’s investment in RCN offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.

(d)  Results for year 2002 include net impairment charges of $17.7 million, or $0.33 per share, related to the investment in RCN.

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Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations. For more information, go to www.nstaronline.com.

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